004 Putnam Income Fund
10/31/17 Annual

Because of the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	  24,946
Class B	  607
Class C	  4,183
Class M   2,815

72DD2 (000s omitted)

Class R   671
Class R5  155
Class R6  2,721
Class Y	  21,293


73A1

Class A   0.240
Class B	  0.191
Class C	  0.190
Class M   0.228

73A2

Class R   0.225
Class R5  0.263
Class R6  0.264
Class Y	  0.254

74U1 (000s omitted)

Class A	  96,458
Class B	  2,832
Class C	  19,149
Class M   11,790

74U2 (000s omitted)

Class R   2,284
Class R5  501
Class R6  10,421
Class Y	  81,658

74V1

Class A	  6.93
Class B	  6.85
Class C	  6.87
Class M   6.74

74V2

Class R   6.86
Class R5  7.01
Class R6  7.04
Class Y	  7.03



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.